Amendment No. 1 to Employment Agreement with Julia P. Gregory

This Amendment No. 1 (the “Amendment”) to that certain Employment Agreement (as defined below), is entered into between ContraFect Corporation (the “Employer”“) and Julia P. Gregory (the “Employee”), as of August 10, 2015.  Capitalized terms used in this Amendment but not defined herein shall have the meanings set forth in the Employment Agreement by and between the Employer and the Employee, dated as of April 29, 2014 (the “Employment Agreement”).

WHEREAS, pursuant to Section 15 of the Employment Agreement, the Employer and the Employee desire to amend the Employment Agreement in accordance with the terms of this Amendment, as more fully set forth herein.

THEREFORE, in consideration of the mutual agreements set forth below, the Employer and the Employee agree to amend the Employment Agreement as follows:

1.	Section 3 of the Employment Agreement is amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, if a Change in Control (which, for purposes of this Agreement, has the meaning set forth in the ContraFect Corporation 2014 Omnibus Incentive Plan) occurs during the Term, the Term will expire no earlier than one year from the date of the Change in Control.”

2.	Section 4(b) of the Employment Agreement is deleted in its entirety, and replaced with the following:

“In the event that, during the Term, (i) Employee is terminated by Employer without Cause (as defined below) or (ii) Employee resigns for Good Reason (as defined below) (each a “Qualifying Termination”), and the notice by Employer or Employee with respect to such Qualifying Termination is not delivered within the Change in Control Period (as defined in Section 4(c) below), then Employee shall be entitled to receive severance benefits commencing on the day after Employee’s last day of employment. Such severance benefits shall be the following: (1) 18 months of severance at the Applicable Rate (as defined below), payable in accordance with Employer’s payroll practices in effect from time to time; (2) deemed vesting as to 100% of any such unvested portion of both the Initial Option Grant (as defined below) and the option granted on February 27, 2013 that would have vested in the 18-month period following the date of such termination, with such vesting occurring as of the date of Employee’s termination of employment; (3) accelerated vesting of such portion of the CEO Option Grant that would have vested through March 31st of the year following the year in which termination occurs; and (4) applicable premiums (inclusive of premiums for Employee’s dependents) pursuant to COBRA for 12 months from the date of termination for the health insurance (and dental and vision insurance if then in force and subject to COBRA) plan sponsored by Employer.  For purposes of this Section 4(b) only, the term “Applicable Rate” shall mean salary continuation at the Base Salary for the entire 18-month salary continuation period, plus an amount equal to 50% of Base Salary for the Target Bonus, all payable in equal installments over the 18-month severance period.”

3.	New Section 4(c) is added to the Employment Agreement and provides as follows:

“In the event that, during the Term, Employee experiences a Qualifying Termination and the notice by Employer or Employee with respect to such Qualifying Termination is delivered within the Change in Control Period, then Employee shall be entitled to receive severance benefits commencing on the day after Employee’s last day of employment. Such severance benefits shall be the following: (1) 18 months of severance at the Change in Control Rate (as defined below); (2) accelerated vesting of 100% of each outstanding equity award; and (3) applicable premiums (inclusive of premiums for Employee’s dependents) pursuant to COBRA for 18 months from the date of termination for the health insurance (and dental and vision insurance if then in force and subject to COBRA) plan sponsored by Employer.  For purposes of this Section 4(c) only, the term “Change in Control Rate” shall mean salary continuation at the Base Salary for the entire 18-month salary continuation period, plus an amount equal to 75% of Base Salary for the Target Bonus, all payable in equal installments over the 18-month severance period.  For purposes of this Section 4: (x) “Change in Control Period” shall mean the twelve-month period commencing on the date of the Change in Control; provided, however, that if Employee’s employment with Employer is terminated by Employer without Cause pursuant to a notice delivered to Employee prior to the date of the Change in Control but on or after a Potential Change in Control Date, and it is reasonably demonstrated that Employee’s employment was terminated (A) at the request of the third party who has taken steps reasonably calculated to effect a Change in Control or (B) otherwise in connection with or in anticipation of a Change in Control, then the “Change in Control Period” shall mean the twelve- month period beginning on the date immediately prior to the date of the delivery of such notice of termination; and (y) Potential Change in Control Date” shall mean the earliest to occur of  (i) the date on which Employer executes an agreement or binding letter of intent, the consummation of the transactions described in which would result in the occurrence of a Change in Control or (ii) the date on which the Board approves a transaction or transactions, the consummation of which would result in a Change in Control; provided, however, such date shall become null and void when, in the opinion of the Board, Employer or the applicable third party has abandoned or terminated the relevant transaction or transactions which could result in a Change in Control. “

4.	New Section 4(d) is added to the Employment Agreement and provides as follows:

“Receipt of the payments described in Sections 4(b) and 4(c) above is conditioned upon Employee’s execution and non-revocation of a release of claims in a form prescribed by Employer, which release shall become effective no later than the 60th day following Employee’s termination of employment, provided that if the execution of the release spans two taxable years, no severance payments shall be made until the beginning of the second taxable year.  Severance payments due under Section 4(b) or 4(c) shall be made over a period of 18 months from the date of Employee’s termination of employment, unless specified otherwise.  In no event shall any severance payments become payable until the first payroll period after the release of claims required pursuant to this Section 4(d) becomes effective, with payments otherwise to have been made prior to the effectiveness of the release to be paid on the first payroll period following effectiveness.

5.	New Section 4(e) is added to the Employment Agreement and provides as follows:

“In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Employer’s approval if made on or after the date on which the event that triggers the parachute payment occurs): reduction of cash payments; cancellation of accelerated vesting of equity awards; and reduction of employee benefits.  If acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s equity awards unless Employee elects in writing a different order for cancellation.”

6.	Subsection 4(c) of the Employment Agreement is redesignated as Subsection 4(f).

7.	Section 5(a) of the Employment Agreement is deleted in its entirety and replaced with the following:

“Base Salary. As compensation for the services to be performed by Employee during the Term, Employer agrees to pay Employee a base salary of $489,250  per annum (the “Base Salary”).  All such payments shall be prorated for any partial month or year and shall be payable in accordance with Employer’s customary payroll practices in effect from time to time. Employer will review Employee’s performance annually and discuss the review with Employee. Employee’s Base Salary may subsequently be increased, but not decreased, as a result of such performance review.”

8.	Section 8(a) of the Employment Agreement is deleted in its entirety and replaced with the following:

“In the event of Employee’s death, Employee’s employment shall terminate immediately and Employee’s estate shall be paid Employee’s accrued Base Salary and accrued 2014 Bonus or Target Bonus (as applicable), if any, through the date on which such death occurred.  If Employee’s death occurs in the time period commencing three months prior to the consummation of a Change in Control and ending 12 months following the consummation thereof, her estate shall also receive the benefits that Employee would have received under Section 4(c) of this Agreement had she experienced a Qualifying Termination described in Section 4(c)).”

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

EMPLOYER

By:	/s/ Dr. Steven C. Gilman
Name:	Dr. Steven C. Gilman
Title:	Executive Chairman

EMPLOYEE

/s/ Julia P. Gregory
Julia P. Gregory

[Signature Page to Amendment]